UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Otter Tail Corporation

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OTTER TAIL CORPORATION

P.O. Box 496

Fergus Falls, Minnesota 56538-0496

ADDITIONAL INFORMATION REGARDING THE PROPOSAL TO ADOPT THE OTTER TAIL

CORPORATION 2014 STOCK INCENTIVE PLAN

TO BE CONSIDERED AT THE 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, APRIL 14, 2014

The following information relates to the proxy statement (the “Proxy Statement”) of Otter Tail Corporation (the “Company,” “we,” “us,” “our”), dated March 4, 2014, furnished to the shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors for the 2014 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “Annual Meeting”). This information is in addition to the information required to be provided to our shareholders under the applicable proxy disclosure rules as set forth in the Proxy Statement. This information is first being released to shareholders on or about March 31, 2014.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning the Proposal to Adopt the Otter Tail Corporation 2014 Stock Incentive Plan

As discussed in the Proxy Statement, the proposal to adopt the Otter Tail Corporation 2014 Stock Incentive Plan (the “2014 Incentive Plan”) is a result of the expiration of the Company’s 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan expired by its terms on December 13, 2013 and no more awards may be granted thereunder. At the time it expired, the 1999 Stock Incentive Plan was the only plan under which the Company granted equity-based compensation to employees, officers and non-employee directors. The 1999 Stock Incentive Plan was adopted in 1999 and the Company has not requested that shareholders approve an increase in shares available for grant under an equity compensation plan since 2006, when the Company’s shareholders were asked to approve, and approved, an increase in the number of shares available under the 1999 Stock Incentive Plan from 2,600,000 to 3,600,000. At December 31, 2013, the Company had approximately 806,599 shares that had not yet been used for awards under the 1999 Stock Incentive Plan.

The 2014 Incentive Plan provides for 1,900,000 common shares. In setting this number, our Board considered the Company’s historical equity compensation practices, including the total number of shares underlying existing equity grants, and assessed the number of shares likely to be needed for future grants. The Company’s independent compensation consultant also assisted in the analysis and evaluated the 2014 Incentive Plan under the guidelines produced by the proxy advisory firm Institutional Shareholder Services Inc. (“ISS”). Our Board expects that 1,900,000 shares would be appropriate to satisfy expected equity compensation needs for the next ten years, the term of the 2014 Incentive Plan, based on historical grant rates under the 1999 Incentive Plan.

The 2014 Incentive Plan does not contemplate the amount or timing of specific equity awards. As described in the Proxy Statement, in 2013 the Compensation Committee set targeted long-term incentive awards with reference to the market data for similar jobs in the utility and general industry sectors as determined by the Peer Group (as defined in the Proxy Statement) and published data. Similarly, equity awards to non-employee directors have historically been granted at levels intended to be competitive taking into consideration current market conditions. In the proxy advisory report issued by ISS in connection with the Annual Meeting, ISS has recommended that shareholders vote FOR the adoption of the 2014 Incentive Plan. In its report, ISS indicated that the Company’s three-year average adjusted equity expenditures, commonly referred to as the burn rate, was 0.96%, which is significantly lower than the maximum burn rate of 2.00% for the Company’s industry group under ISS’s applicable policy guidelines.

The 1,900,000 shares allocated to the 2014 Incentive Plan represent approximately 5.2% of our common shares outstanding as of December 31, 2013 (including unvested restricted stock), and together with the 413,842 common shares that were, at that date, underlying outstanding performance based share awards, restricted stock units, phantom shares and stock options, represent approximately 6.4% of our outstanding shares on a fully diluted basis as of December 31, 2013. In its proxy advisory report issued in connection with the Annual Meeting, ISS indicated that the total potential dilution (on a fully diluted basis) for the Company’s industry group was 5.33% (median) and 8.75% (at the 75th percentile).

The Proxy Statement contains detailed information regarding the Company’s executive and director compensation policies and decisions, including criteria considered by the Compensation Committee when granting equity awards, under the headings “Compensation Discussion and Analysis” and “Director Compensation.”

The historical burn rate and the potential dilution described above may not be indicative of what the actual amounts are in the future. The potential dilution is a forward-looking statement. Forward-looking statements are not facts. These statements involve risks and uncertainties that could cause actual results to differ, including those discussed in the Proxy Statement and this additional information, as well as those identified in the Company’s Form 10-K for the fiscal year ended December 31, 2013 and in other filings made by the Company with the Securities and Exchange Commission.

The Board of Directors recommends that you vote FOR the adoption of the 2014 Incentive Plan.

If you have already voted your shares in connection with the Annual Meeting and wish to change your vote, you may change your vote or revoke your proxy in the manner described on page 2 of the Proxy Statement.

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED.